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NEWS RELEASE

FOR FURTHER INFORMATION:

RICHARD W. MILNE, JR.

TELEPHONE: (602) 395-9111

GREGORY K. CLEVELAND

TELEPHONE: (602) 852-3526
TELEPHONE: (612) 305-2261

WEBSITE: www.bnccorp.com

BNC Insurance Services, Inc. Announces the Acquisition of T.M. Richards & Associates

PHOENIX, Arizona, June 6, 2006 / PRNewswire-FirstCall / Richard W. Milne, Jr., President of BNC Insurance Services, Inc.(dba MILNE & BNC Insurance Services), a subsidiary of BNC National Bank and its parent company, BNCCORP, Inc. (NASDAQ: BNCC), and Tom Richards, principal of T.M. Richards & Associates in Phoenix, Arizona, announced the acquisition of substantially all of the assets of T. M. Richards & Associates by BNC Insurance Services, Inc. The total consideration paid in the acquisition was valued at approximately $2,000,000, of which approximately $1,500,000was paid in cash and the remainder of which was paid in shares of BNCCORP, Inc. common stock. The transaction was effective May 31, 2006.

Tom Richards and T.M. Richards & Associates are well respected providers in the employee benefits field of insurance agencies. Mr. Richards has been a leading producer for more than 20 years. He will serve BNC Insurance Services, Inc. as its Executive Vice President – Employee Benefits.

Mr. Milne noted that, "We have known Tom and his team for many years, we are confident they will be a great addition to our current resources. The addition is a continuation of our strategy for continued growth in the Arizona market. We are pleased to welcome this dedicated team to our operations."

BNC Insurance Services Inc., a subsidiary of BNC National Bank and its parent company BNCCORP, Inc., offers a broad range of insurance products and services, as well as risk management and employee benefit administration, and managed health care programs, providing services to business, individual, trade and association clients nationwide. Our Web addresses are www.milnebnc.com and www.bncbank.com .

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